November 8, 2017

OrthoPediatrics Corp. Reports Third Quarter 2017 Financial Results

WARSAW, Indiana, November 8, 2017 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ:KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today its financial results for the third quarter ended September 30, 2017.

Third Quarter and Recent Highlights

•	Total revenue of $12.4 million, up 22% as compared to the third quarter of fiscal year 2016

•	Launched PediFrag™ Pediatric Specific Clavicle Plate in August and Medial Patella Femoral Ligament Reconstruction System in October, expanding our product portfolio offering to 22 surgical systems

•	Secured exclusive distribution rights for FIREFLY® Pedicle Screw Navigation Guides in pediatric hospitals in the United States

•	Completed our initial public offering, raising $59.8 million in gross proceeds, primarily to fund commercial expansion

•	Signed a Letter of Intent to amend debt agreement with Squadron Capital LLC, which lowers interest rate and extends term until 2023

“We delivered strong results in the third quarter, highlighted by 22% total revenue growth and the expansion of gross margin to 77%. This included consistent growth in both the U.S. and international markets and across all of our product categories. We were particularly pleased with the performance of our U.S. spine business, which was our fastest growing domestic category this quarter, driven by increased demand for our RESPONSE and BandLoc products,” said Mark Throdahl, Chief Executive Operator of OrthoPediatrics. “We also continued to expand our product portfolio with the launch of two new products and the addition of innovative, 3D printed, patient-specific FIREFLY® Pedicle Screw Navigation Guides, expanding our offering to 22 systems that address the $2.5 billion global market for pediatric orthopedic products. In October, we completed our initial public offering, raising $59.8 million in gross proceeds that will allow us to invest in implant and instrument sets and research and development initiatives to support future growth.”

Third Quarter Financial Results
Total revenue for the third quarter of 2017 was $12.4 million, a 22.1% increase compared to $10.1 million for the same period last year. U.S. revenue for the third quarter of 2017 was $9.6 million, a 21.3% increase compared to $7.9 million for the same period last year, representing 77.2% of total revenue. International revenue for the third quarter of 2017 was $2.8 million, a 24.7% increase compared to $2.3 million for the same period last year, representing 22.8% of total revenue.

Trauma and deformity revenue for the third quarter of 2017 was $8.7 million, a 21.8% increase compared to $7.2 million for the same period last year. Spine revenue for the third quarter of 2017 was $3.3 million, a 20.9% increase compared to $2.7 million for the same period last year. ACL reconstruction/other revenue for the third quarter of 2017 was $0.3 million, a 45.4% increase compared to $0.2 million for the same period last year.

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION

Gross profit for the third quarter of 2017 was $9.5 million, a 32.6% increase compared to $7.2 million for the same period last year. Gross margin percentage for the third quarter of 2017 was 76.7%, compared to 70.6% for the same period last year.

Total operating expenses for the third quarter of 2017 were $10.2 million, a 33.4% increase compared to $7.7 million for the same period last year. Within operating expenses, research and development expenses for the third quarter of 2017 were $1.1 million, a 125.0% increase compared to $0.5 million for the same period last year. Operating loss for the third quarter of 2017 was $(0.8) million, a 44.6% increase in loss realized compared to $(0.5) million for the same period last year.

Interest expense for the third quarter of 2017 was $0.8 million, a 90.7% increase compared to $0.4 million dollars for the same period last year due to incremental debt incurred.

Net loss for the third quarter of 2017 was $(1.5) million, compared to $(0.8) million for the same period last year. Net loss per share attributable to common stockholders for the third quarter of 2017 was $(1.70) per basic and diluted share, or $(1.38) per basic and diluted share, for the same period last year.

The weighted average number of diluted shares outstanding as of September 30, 2017 was 1,773,385 shares.

Purchases of property and equipment during the third quarter of 2017 were $1.1 million, a 34.4% increase compared to $0.8 million for the same period last year. The primary driver of this increase was the deployment of consigned sets, which include product specific instruments as well as cases and trays.

As of September 30, 2017, cash and cash equivalents were $2.2 million, compared to $2.3 million as of June 30, 2017.

Capitalization Update
In October, OrthoPediatrics completed its initial public offering of 4,600,000 shares of its common stock at a public offering price of $13.00 per share, raising $59.8 million in gross proceeds, before underwriting expenses and commissions and offering expenses.

On November 8, 2017, the Company signed a Letter of Intent to amend its current debt agreement with its largest shareholder, Squadron Capital LLC (“Squadron”), to modify and extend the terms of its existing term notes and revolving credit facility. The Letter of Intent consolidates a majority of the term note amounts into a $20.0 million term loan and reestablishes a $15.0 million revolver. Both facilities will have an interest rate equal to the three month LIBOR plus 8.61%, which in total equals 10.0%, compared to a previous interest rate of 10.0% for the term notes and 11.0% for the revolving credit facility. The Letter of Intent extends the loan period through January 31, 2023 (previously May 31, 2019 or May 31, 2020 based on revenue). As of September 30, 2017, the Company had approximately $27.6 million in total outstanding indebtedness, including $7.5 million outstanding under the revolving credit facility, of which the Company expects to convert $1.6 million to term notes plus pay back $2.5 million in the near term, leaving over $11.0 million in available capacity.

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION

Fred Hite, Chief Financial Officer of OrthoPediatrics, commented, “We are pleased to have signed a Letter of Intent to amend our loan agreement with Squadron, which will provide for a more favorable interest rate and extend the length of the agreement. It demonstrates Squadron’s commitment and confidence in our business and its long-term dedication to supporting the Company.”

Conference Call
OrthoPediatrics will host a conference call on Thursday, November 9, 2017 at 8:00 a.m. ET to discuss its financial results. The dial-in numbers are (855) 289-4603 for domestic callers and (614) 999-9389 for international callers. The conference ID number is 9169647. A live webcast of the conference call will be available online at OrthoPediatrics’ investor relations website, ir.orthopediatrics.com.

A replay of the webcast will remain available online at OrthoPediatrics’ investor relations website, ir.orthopediatrics.com, until OrthoPediatrics releases its fourth quarter and full year 2017 financial results. In addition, a telephonic replay of the conference call will be available until November 16, 2017. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The replay conference ID number is 9169647.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is the only diversified orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market. OrthoPediatrics is dedicated to the cause of improving the lives of children with orthopedic conditions. OrthoPediatrics currently markets 22 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, complex spine and ACL reconstruction procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 35 countries outside the United States.

Investor Contact
The Ruth Group
Zack Kubow
(646) 536-7020
zkubow@theruthgroup.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$2,238	$1,609
Accounts receivable - trade, less allowance for doubtful accounts of $148 and $152, respectively	5,686	4,098
Inventories, net	18,434	13,962
Inventories held by international distributors, net	579	924
Deferred charges	1,339	—
Prepaid expenses and other current assets	615	233
Total current assets	28,891	20,826

Property and equipment, net	9,749	8,592

Other assets:
Amortizable intangible assets, net	2,183	998
Other intangible assets	260	260
Total other assets	2,443	1,258

Total assets	$41,083	$30,676

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable - trade	5,102	3,543
Accrued compensation and benefits	2,288	2,219
Current portion of long-term debt with affiliate	111	107
Other current liabilities	2,915	1,382
Total current liabilities	10,416	7,251
Long-term liabilities:
Long-term debt with affiliate, net of current portion	19,986	12,931
Revolving credit facility with affiliate	7,500	4,500
Total long-term liabilities	27,486	17,431

Total liabilities	37,902	24,682

Commitments and contingencies (Note 12)

Redeemable convertible preferred stock:
Series A preferred stock, $0.00025 par value; $8,874 cumulative preferred dividends, September 30, 2017 and $7,439 December 31, 2016; 1,000,000 shares authorized, issued and outstanding	24,874	23,439

Series B preferred stock, $0.00025 par value; $11,793 cumulative preferred dividends, September 30, 2017 and $8,864 December 31, 2016; 6,000,000 shares authorized; 4,446,978 shares issued and outstanding	50,793	47,864

Stockholders' deficit:
Common stock, $0.00025 par value; 8,040,000 shares authorized; 2,487,589 shares and 2,421,599 shares issued and outstanding as of September 30, 2017 and December 31, 2016	1	1
Additional paid-in capital	9,541	12,824
Accumulated deficit	(82,221)	(78,134)
Accumulated other comprehensive income	193	—
Total stockholders' deficit	(72,486)	(65,309)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$41,083	$30,676

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenue	$12,375	$10,135	$33,939	$27,880
Cost of revenue	2,884	2,978	8,321	7,913
Gross profit	9,491	7,157	25,618	19,967
Operating expenses:
Sales and marketing	5,633	4,289	15,122	12,401
General and administrative	3,487	2,890	10,282	8,842
Research and development	1,127	501	2,482	1,599
Total operating expenses	10,247	7,680	27,886	22,842
Operating loss	(756)	(523)	(2,268)	(2,875)
Other expenses:
Interest expense	761	399	1,857	1,056
Other expense (income)	20	(77)	(38)	(992)
Total other expenses	781	322	1,819	64
Net loss	$(1,537)	$(845)	$(4,087)	$(2,939)
Net loss attributable to common stockholders	$(3,021)	$(2,405)	$(8,451)	$(7,229)
Weighted average common shares - basic and diluted	1,773,385	1,744,356	1,754,576	1,744,356
Net loss per share attributable to common stockholders - basic and diluted	$(1.70)	$(1.38)	$(4.82)	$(4.14)

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	For the Nine Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES
Net loss	$(4,087)	$(2,939)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,748	1,402
Stock-based compensation	1,081	951
Research and development fee obligation termination	—	(889)
Changes in certain current assets and liabilities:
Accounts receivable - trade	(1,588)	(74)
Inventories	(3,276)	(2,834)
Inventories held by international distributors	345	1,588
Prepaid expenses and other current assets	(382)	(232)
Accounts payable - trade	1,559	1,798
Accrued expenses and other liabilities	513	(579)
Research and development fee obligation	—	(628)
Other	193	—
Net cash used in operating activities	(3,894)	(2,436)

INVESTING ACTIVITIES
Purchases of licenses	(1,337)	(406)
Purchases of property and equipment	(3,949)	(2,617)
Net cash used in investing activities	(5,286)	(3,023)

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	10,139	3,500
Payments on mortgage notes	(80)	(77)
Payments of deferred offering costs	(250)	(527)
Net cash provided by financing activities	9,809	2,896

NET INCREASE (DECREASE) IN CASH	629	(2,563)

Cash, beginning of year	1,609	3,878
Cash, end of period	$2,238	$1,315

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$1,856	$1,056
Accretion of redeemable convertible preferred stock	$4,364	$4,290
Transfer of instruments from property and equipment to inventory	$1,196	$196

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION

Net Revenue
The following tables set forth our net revenue by geography and product category for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by geographic location:	2017	2016	2017	2016
U.S.	$9,556	$7,875	$26,085	$21,565
International	2,819	2,260	7,854	6,315
Total	$12,375	$10,135	$33,939	$27,880

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by category:	2017	2016	2017	2016
Trauma and deformity	$8,730	$7,168	$24,339	$20,184
Spine	3,299	2,729	8,652	6,940
ACL reconstruction/other	346	238	948	756
Total	$12,375	$10,135	$33,939	$27,880

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION